Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-165566) on Form S-8 of the Anheuser-Busch InBev SA/NV of our report dated June 11, 2018, with respect to the statement of net assets available for benefits of Anheuser-Busch 401(k) Savings and Retirement Plan as of December 31, 2017 and 2016, the related statement of changes in net assets available for benefits for the year ended December 31, 2017, and the related supplemental schedules as of December 31, 2017, which report appears in the annual report on Form 11-K of the Anheuser-Busch 401(k) Savings and Retirement Plan for the year ended December 31, 2017.

/s/ Clark, Schaefer, Hackett & Co.

Columbus, Ohio

June 11, 2018